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                                                                    EXHIBIT 99.3


             INVERNESS SYSTEMS LTD. SUPPLEMENTAL STOCK OPTION PLAN


                            INVERNESS SYSTEMS LTD.

                       1997 SHARE OPTION PLAN AGREEMENT
                       --------------------------------


We are pleased to notify you that INVERNESS SYSTEMS LTD. (the "Company") has, on September 22, 1997 (being hereinafter called the "Granting Date"), granted to you Options (the "Options") to purchase Thirty Five Thousand (35,000) Ordinary Shares, nominal value NTS 0.01 per share (the "Exercise Price"), under the Company's 1997 Share Option Plan (hereinafter referred to as the "Plan"). These options will not be subject to the restrictions of Section 102 of the Israel Income Tax Ordinance. The Options are subject to the terms and conditions set forth below.

1.   EXECUTION OF OPTION AGREEMENT
     -----------------------------

     The Options are granted to you upon execution hereof, which execution does not oblige you to purchase any of the Option Shares.

2.   TERM OF OPTIONS AND EXERCISE OF OPTIONS
     ---------------------------------------

     2.1 The option will be exercisable (i.e., vest) subject to the provisions hereof, over a period of three (3) years, as provided herein below:

          (a) 33% of the Options upon the 12th month anniversary date of the Granting Date provided that you are still an employee of the Company on such date.

          (b) additional 33% (totaling 66% of the Options) upon the 24th month anniversary date of the Granting Date provided that you are still an employee of the Company on such date.

          (c) additional 34% (totaling 100% of the Options) upon the 36th month anniversary date of the Granting Date provided that you are still an employee of the Company on such date.

     2.2 Subject to the provisions hereof, the Options shall be exercisable by signing and returning to the Secretary of the Company a Notice of Exercise in the form attached hereto as Exhibit A.

     2.3 Upon exercise of the Options, in whole or in pat, each payment of the Exercise Price shall be in respect of a whole number of Option Shares only and shall be effected by cash payment or by a cashier's or certified check payable to the order of the Company.
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     2.4  Until your exercise of the Options into the Option Shares you will not be entitled to any rights as a shareholder of the Company in respect of any Option shares, including any right to vote such shares.

     2.5 If the Company is liquidated or dissolved while unexercised Options remain outstanding pursuant to this Agreement, then all such outstanding Options may be exercised in full as of the effective date of any such liquidation or dissolution of the Company without regard to the exercise provisions of this Section 2, upon your written notice to the Company.

     2.6 The Company may place a legend on each share certificate delivered hereunder representing an Option Share, to the effect that such shares were acquired pursuant to an investment representation and are subject to limitations on offers, transfers and sales as provided hereunder and under applicable laws.

3.   TERMINATION OF EMPLOYMENT
     -------------------------

     3.1 Subject to the provisions of Section 4 hereof, if you should die or become totally disabled while in the employ of the Company or of a subsidiary thereof, or if you should be discharged or resign from the employ of the Company or of a subsidiary thereof, you, your estate or your personal representative as the case may be, shall have the right, for a period of three (3) months from the date of discharge or resignation, to exercise any unexpired Options to the extent not theretofore exercised, but only with respect to the number of shares purchasable at the time of such termination (i.e., the number of Options vested at such time), and to pay for any or all Option Shares covered thereby, and to the extent that such rights are exercised as provided herein, to receive a certificate therefor as provided in
          Section 2 hereof.

     3.2 In the event of your resignation or discharge from the employ of the Company or a subsidiary, your employment shall, for the purpose of
          Section 3(a) and 4, be deemed to have ceased upon the date of delivery by your or to you of a written notice of resignation or discharge, as the case may be.

     3.3 Your transfer from the employ of the Company to a subsidiary (and vice versa) or from the employ of a subsidiary of the Company to another subsidiary thereof, shall not be deemed a termination of employment for purposes thereof.

4.   DISCHARGE FOR CAUSE
     -------------------

     Notwithstanding anything in Section 2 and 3 hereof the contrary if you should be discharged from the employ of the Company or a subsidiary for reasons of negligence in the discharge of your duties, breach of fiduciary duty, willful cause of damage or loss to the Company in any fashion or similar
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     or a subsidiary, all Options granted to you under the Plan and all Options to which you may be entitled after the effective date of discharge shall ipso facto expire and terminate.

5.   ASSIGNABILITY
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     Neither the Options nor the right to pay for the Option Shares and to acquire certificates therefor, shall be assignable or transferable, except by and to the extent permitted by testamentary disposition or pursuant to the applicable laws of descent, and during your lifetime such rights shall be exercised only by yourself.

6.   DISPUTES
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     Any dispute or disagreement which may arise under or as a result of or pursuant to this Agreement shall be determined by the Company's Board of Directors in its sole discretion and any interpretation by the Board of Directors of the terms of this Agreement shall be final, binding and conclusive.

7.   ADJUSTMENTS
     -----------

     7.1 If the Company is separated or reorganized, or merged, consolidated or amalgamated with or into another corporation while unexercised or unvested Options remain outstanding, there shall be substituted for the shares subject to the unexercised or unvested portions of such outstanding Options an appropriate number of shares of each class or other securities of the separated or reorganized, or merged, consolidated or amalgamated corporation which were distributed to the shareholders of the Company in respect of such shares. All options that are unvested at the time of such separation, reorganization, merger, consolidation or amalgamation shall vest immediately thereon and may be immediately exercised if you choose to do so, provide that you supply the successor in interest of the Company (the "Successor") with suitable commitments as to your continued employment with the Successor if so requested by the Successor.

     7.2 If the Company is liquidated or dissolved while unexercised Options remain outstanding pursuant to this Agreement, then all such outstanding Options may be exercised in full by you as of the effective date of any such liquidation or dissolution of the Company without regard to the exercise provisions of Paragraph 2, by you giving notice in writing to the Company of your intention to so exercise.

     7.3 If the outstanding shares of the Company shall at any time be changed or exchanged by declaration of bonus shares, stock split, combination or exchange of shares, recapitalization, extraordinary dividend payable in stock of a corporation other than the Company, or otherwise in cash, or any other like event by or of the Company, and as often as the same shall occur, then the number, class and kind of shares subject to the Plan or subject to any Options granted, and the Exercise Price shall be
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          shall occur, then the number, class and kind of shares subject to the
          Plan or subject to any Options granted, and the Exercise Price shall be appropriately and equitably adjusted so as to maintain the proportionate number of Option Shares without changing the aggregate Exercise Price; provided, however, that no adjustment shall be made by reason of the distribution or subscription rights on outstanding shares.

     7.4 Except as provided in this Section 7, no adjustments shall be made for dividends or other rights for which the record date shall be prior to the issuance of a share certificate in respect of an Option Share.

8.   CONTINUANCE OF EMPLOYMENT
     -------------------------

     Neither the Plan nor the granting of the Options or this Agreement shall impose any obligation on the Company or a subsidiary to continue your employment and nothing in the Plan or in the Options granted to you pursuant thereto or in this Agreement shall confer upon you any right to continue in the employ of the Company or a subsidiary or to compensation in respect of the expiration and termination of an Option or restrict your right or the right of the Company or a subsidiary to terminate such employment at any time.

9.   TRANSFER OF SHARES
     ------------------

     Option Shares may be sold or otherwise transferred, subject to right of first refusal of certain of the other Shareholders of the Company. Prior to the sale of any of the Option Shares by you, you must provide a notice to the Company 90 days before the proposed sale. Such notice shall specify the number of Option Shares offered for sale, the identity of the Offeree and the price and all other material terms of the proposed offer. The Company shall then inform certain of the other shareholders of such terms and they shall have 30 days to purchase some or all of the Shares to be sold by you on the same terms as were described in the notice. If such first refusal rights have not been exercised in respect of your shares proposed for sale within 120 days of your notice to the Company, you shall be free to sell such shares for 90 days thereafter on terms not more favorable to the purchaser than were set forth in your notice to the Company.

10.  TAX CONSEQUENCES
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     10.1 You understood and acknowledge that any tax consequences resulting from the grant or exercise of the Options, from payment for shares underlying the Options or other event or act relating to the Options or the Option Shares (by the Company, any subsidiary, or yourself) shall be borne solely by you.

     10.2 You hereby agree and undertake to indemnify the Company and its subsidiaries and hold it and each of them harmless against and from any tax liability, including interest and penalties thereon, which may be
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          incurred as a result of the granting or exercise of an Option or the issuance of Option Shares pursuant to such Options, or otherwise arising out of this Agreement.

11.  TERMS OF THE PLAN CONTROL
     -------------------------

     This Agreement is issued under the Plan and is subject to all of the terms and provisions of the Plan. In the event of any conflict between the terms of this Agreement and that of the Plan, the terms of the Plan shall prevail.

12.  GOVERNING LAWS
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     The Plan and all instruments issued thereunder, including but not limited to this Agreement, shall be subject to, governed by and interpreted in accordance with the laws of the State of Israel.


Sincerely,


INVERNESS SYSTEMS LTD.